EXHIBIT 3.1

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EXHIBIT A

STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

November 5, 2014

Job Number: C20141105-2070
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20140753293-96	Amendment	6 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: A Frieser
Certificate Number: C20141105-2070
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090203

Filed in the office of	Document Number 20140753293-96
Ross Miller Secretary of State State of Nevada	Filing Date and Time 11/05/2014 8:05 AM
	Entity Number E0237232007-3

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Bio-Solutions Corp
Entity No. E0237232007-3

2. The articles have been amended as follows: (provide article numbers, if available)

Article One: the name of the Corporation is Glucose Health, Inc.

Article Three: The number of shares the Corporation is authorized to issue is 200,001,000 designated as:
200,000,000 common shares at a par value of $0.001
1,000 preferred shares at a par value of $0.00 with "blank check" rights (see attached Exhibit A)

The number of common shares issued and outstanding are being reverse split at a ratio of 50:1 from 60,132,271 to approximately 1,202,646. The authorized shares are not affected. All fractional shares are to be rounded up.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 30,594,154

4. Effective date and time of filing: (optional) Date: 11-19-2014 Time: 5 PM EST
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

BIO-SOLUTIONS CORP.

CONSENT RESOLUTIONS OF THE BOARD OF DIRECTORS OF THE COMPANY

WHEREAS pursuant to the provisions of the Nevada Revised Statutes (the "*NRS*"), and the Articles of Incorporation and By-Laws of Bio-Solutions Corp., a Nevada corporation, (the "Company"), the undersigned, being all of the members of the board of directors of the Company, hereby consent to, vote in favor of and unanimously adopt the following written resolutions of the Board of Directors. Such Board of Directors by their respective signatures hereto does hereby waive any and all requirements for the giving of notice for and of the convening of a formal meeting of the Board of Directors;

AND WHEREAS the Board of Directors has deemed it advisable and in the best interests of the Company and its shareholders to amend the Articles of Incorporation of the Company to implement a 1:50 reverse split of the Company's issued and outstanding common stock (the "Reverse Split") while maintaining the authorized capital structure of the Company at two hundred million (200,000,000) shares of common stock, par value $0.001 (the "Re-Authorization"); which will require the approval of the majority of the shareholders of record as of October 31, 2014 (the "Record Date");

AND WHEREAS the Board of Directors has deemed it advisable and in the best interests of the Company and its shareholders to amend the Articles of Incorporation of the Company to authorize 1000 shares of preferred stock with "blank check" rights (the "Preferred Shares");

AND WHEREAS the Board of Directors has deemed it advisable and in the best interests of the Company and its shareholders to amend the Articles of Incorporation of the Company to change the Company's name from Bio-Solutions Corp. to Glucose Health, Inc. (the "Name Change"); and

AND WHEREAS the Reverse Split, Re-Authorization, Preferred Shares and Name Change will be affected pursuant to the filing with the Secretary of State of Nevada of a Certificate of Amendment to the Company's Articles of Incorporation in substantially the form of Exhibit A attached hereto (the "Amendment"); therefore

THE FOLLOWING CONSENT RESOLUTIONS of the Board of Directors were approved by the Board of Directors effective as of the 30th day of October, 2014 (the "Effective Date" herein).

NOW THEREFORE BE IT RESOLVED THAT:

Ratification of Amendment

1. Ratification of Amendment. The Board of Directors hereby ratifies, confirms and approves that, in conjunction with the Amendment, the officers of the Company be and hereby are authorized to execute and file the Amendment with the Nevada Secretary of State once such Amendment is approved by the majority shareholders; and that the officers are hereby authorized to seek such majority shareholder approval for such Amendment.

2. Ratification of Form of Documents. The Board of Directors hereby ratifies, confirms and approves that the officers of the Company be and hereby are authorized to execute and file any documents, including the filing with the Nevada Secretary of State of the Amendment, and take any other actions on behalf of the Company that they deem desirable or necessary in order to fully effect the Reverse Split, Re-Authorization, Preferred Shares and Name Change and the filing of the Amendment with the Secretary of State of Nevada.

3. Ratification of further documents. Any other documents deemed necessary by the Company be and hereby are authorized to effectuate the Reverse Split, Re-Authorization, Preferred Shares and Name

Change and the filing of the Amendment with the Secretary of State of Nevada are hereby approved and confirmed.

4. Ratification of Record Date. The record date for the majority shareholders eligible to approve the Reverse Split, Re-Authorization, Preferred Shares and Name Change and the filing of the Amendment with the Secretary of State of Nevada is hereby confirmed as the Record Date.

5. Ratification of Effective Date of Reverse Split. The Reverse Split shall be effective for all shareholders of the Company as of November 19, 2014 (the "Effective Date")

6. Rounding and Payable on Surrender Shares. Any and all fractional shares remaining after the Reverse Split shall be rounded up to the nearest whole share on a per shareholder basis following the effectiveness of the Reverse Split (the "Rounding") and all new certificates evidencing the Reverse Split and Name Change shall be payable on surrender by the Company's transfer agent in connection with such shareholders surrender of their share certificates evidencing the pre-Reverse Split amounts of the Company's common stock ("Payable on Surrender").

Ratification of Documentation and Shareholder Approval

1. Ratification of Documentation. Any other documents deemed necessary by the Company be and hereby are authorized to effectuate the Amendment and to take any other actions on behalf of the Company that they deem desirable or necessary, including the filing of a current report on Form 8-K describing the Reverse Split, Re-Authorization, Preferred Shares and Name Change and Amendment.

2. Shareholder Approval. The Board of Directors authorizes and approves the submission of this corporate action, including the Amendment, to the shareholders of the Company for shareholder approval of the Amendment by shareholders of record as of the Record Date. No officer of director of the Company shall take any action to file any documentation with either the Nevada Secretary of State or the Securities and Exchange Commission without receiving the prior written consent of the holders owning a majority of the Company's issued and outstanding shares of common stock as of the Record Date.

Ratification of general matters

1. Ratification of authority. Any one Director of the Board of Directors or any Executive Officer of the Company be and the same is hereby authorized and directed for and on behalf of the Company to do and perform all acts and things and execute and deliver all documents and take all such other steps as may be necessary or desirable to give full effect to these consent resolutions. In addition to and without limiting the foregoing, each officer of the Company and the Company's attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Company, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such person in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Company.

2. Ratification of counterparts and execution via electronic communication. These consent resolutions may be signed on behalf of the Board of Directors in as many counterparts as may be necessary, each of which when so signed being deemed an original, and that such counterparts together shall constitute one and the same instrument and, notwithstanding the date of execution, shall be deemed to be dated the Effective Date as set forth hereinabove and, furthermore, these consent resolutions may be delivered by any Director of the Board of Directors by telecopier or other means of electronic communication

producing a printed copy (collectively, the "*Electronic Communication*") and, in connection therewith, shall be deemed to have been effectively executed and delivered as of the Effective Date via any such Electronic Communication.

October 29th, 2014

Director:

[signature]

James Hodge, Chairman of the Board

Exhibit A

Preferred Stock

Shares of Preferred Stock of the Company may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Company ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of the directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

GLUCOSE HEALTH, INC.

Nevada Business Identification # NV20071475749

Expiration Date: March 31, 2015

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on November 7, 2014

ROSS MILLER
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law cannot be waived. There is no fee for cancellation.